News Release

For Immediate Release October 4, 2006	For Further Information Contact: George Lancaster, Hines (713) 966-7676 george_lancaster@hines.com
HINES ACQUIRES LNR WARNER CENTER IN LOS ANGELES, CA
Holdings in Firm’s U.S. Core Office Fund Reach 14 Properties
(LOS ANGELES, CA) — The Los Angeles office of Hines, the international real estate firm, announced today that a subsidiary of Hines-Sumisei U.S. Core Office Fund, L.P. (Core Fund) has acquired LNR Warner Center in Los Angeles from RREEF North America. The Core Fund is an investment vehicle organized by Hines and Sumitomo Life Realty (N.Y.), Inc. to acquire a geographically diverse portfolio of core office buildings in the U.S.
     LNR Warner Center is located in the Woodland Hills/Warner Center submarket of Los Angeles. Designed by the Poliquin Kellog Design Group and built in stages between 2001 and 2005, LNR Warner Center is comprised of four five-story buildings and one three-story building containing approximately 808,274 square feet in total. The campus-style project is currently 98 percent leased to tenants including Health Net of California, Inc., NetZero, ATK Missile Systems and Univision Music.
     “Our acquisition of LNR Warner Center represents a strategic move for our firm in a submarket that we have been closely monitoring for years,” said Hines Senior Vice President Colin Shepherd. “We are pleased to be buying what we believe is the highest-quality asset in that submarket.”
     “Buying in Los Angeles provides additional geographic diversity for our portfolio, and we believe this asset is among the best in Woodland Hills,” said Charles Hazen, president of the Core Fund.
     RREEF North America was represented in the sale by Eastdil Secured. Hines represented the Core Fund.
     The Core Fund also has an interest in 101 Second Street and the KPMG Building in San Francisco; Golden Eagle Plaza in San Diego; 600 Lexington, 499 Park Avenue and 425 Lexington in New York; One and Two Shell Plazas in Houston; 1200 19th Street NW in Washington, D.C.; Three First National Plaza and 333 West Wacker in Chicago; 720 Olive Way in Seattle; and One Atlantic Center in Atlanta.
     Hines is a privately owned real estate firm involved in real estate investment, development and property management worldwide. With offices in 64 U.S. cities and 15 foreign countries and controlled assets valued at approximately $13.5 billion, Hines is one of the largest real estate organizations in the world. Access www.hines.com for more information.